EXHIBIT 10.18

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED INFORMATION HAS BEEN REPLACED BY [*].

As of August 25, 2005

Federal Home Loan Bank of Seattle

1501 Fourth Avenue

Suite 1900

Seattle, Washington 98101-1693

Attention:    Mr. Bruce W. Good

RE:	Purchase Price and Terms Letter

Bank of America, National Association (the “Purchaser”) hereby confirms and restates in its entirety its agreement to purchase, and Federal Home Loan Bank of Seattle (the “Seller”) hereby confirms and restates in its entirety, its agreement to sell, without recourse and on a mandatory delivery basis certain fixed rate, first lien non-conventional one-to-four family residential mortgage loans (the “Mortgage Loans”) on the terms and conditions set forth below (such transaction, the “Purchase Transaction”). The Mortgage Loans are being sold on a servicing retained basis. All capitalized terms not defined herein shall have the meaning assigned to them in the respective agreements listed on Exhibit A governing the purchase (the “Purchase Agreements”) and servicing (the “Servicing Agreements,” and, together with the Purchase Agreements and all related Program Documents, the “Underlying Agreements”) of the Mortgage Loans, and any amendments thereto by and between the Seller and the respective counterparties. On the Closing Date, the Seller will assign its rights, as owner, under the Underlying Agreements to the Purchaser as such rights relate to the Mortgage Loans being sold. The assignment in the Purchase Transaction of Seller’s rights under the Underlying Agreements will be effected pursuant to Assignment, Assumption, and Recognition Agreements mutually acceptable to the parties thereto (the “Assignment and Assumption Agreements”). The Mortgage Loans shall be serviced by the servicers (each, a “Servicer”) under the respective Servicing Agreements pursuant to the applicable Servicing Agreements. The Purchaser has the right to assign all of its rights under this Purchase Price and Terms Letter, the Underlying Agreements and/or any of the Mortgage Loans purchased under the Purchase Agreements to any affiliate of the Purchaser or third party.

1.	Term of this Commitment:

With respect to the Purchase Transaction, the Mortgage Loans shall be purchased by the Purchaser and sold by the Seller on August 25, 2005 (the “Closing Date”) or such other dates as shall be mutually agreed to by the parties. In the event that the Mortgage Loans are sold to the Purchaser on a date subsequent to the originally scheduled Closing Date specified herein (the “Scheduled Closing Date”), provided the delay was caused by the Seller, or a party in the direct control of the Seller (which, for the avoidance of doubt, shall not include the Custodian), then for each day during the time period commencing on the Scheduled Closing Date until the actual closing date, the Seller shall pay to the

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

Purchaser an amount equal to the difference between the Net WAC (as defined herein) on the Mortgage Loans and the Federal Funds Rate (such difference, the “Cost of Carry”), which Cost of Carry may be deducted by the Purchaser from the purchase proceeds paid to the Seller on the Closing Date. For the purposes of this paragraph 1., “Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day and such rate is required, the average of the quotations (such quotations being provided to the Seller on request) for the day of such transactions received by the Purchaser from three federal funds brokers of recognized standing selected by it.

2.	Aggregate Amount of Mortgage Loans:

The Mortgage Loans being sold on the Closing Date shall have a cut-off date of August 1, 2005 (the “Cut-off Date”) and the Purchaser shall be entitled to all payments on each Mortgage Loan received or due to be received after the Cut-Off Date, including all interest accrued after the Cut-Off Date. The Mortgage Loans shall consist of first lien, fully amortizing fixed rate Mortgage Loans. As of the Cut-Off Date, the Mortgage Loans had an aggregate principal balance of approximately $1,665,773,820. Any Mortgage Loans that a) are delinquent more than 30 days, b) have been excluded by Purchaser for compliance or collateral deficiency issues, or c) do not comply with the related representations herein, in the related Assignment and Assumption Agreement and in the related Underlying Agreements are not subject to purchase or sale pursuant hereto unless otherwise agreed.

3.	Purchase Price:

The purchase price (the “Purchase Price”) for the Mortgage Loans shall be [*]% (the “Purchase Price Percentage”) of the aggregate outstanding principal balance of the Mortgage Loans being purchased as of the Cut-off Date, after application of payments due on the Mortgage Loans on or before the Cut-off Date whether or not such payments have been received, plus accrued interest at the Mortgage Loan Remittance Rate (as defined herein) from the Cut-Off Date through the day prior to the related Closing Date, inclusive. The Purchase Price for the Mortgage Loans assumes a net weighted average coupon (the “Net WAC”) on the Mortgage Loans of [*]%. The Net WAC, which is also referred to as the “Mortgage Loan Remittance Rate”, is equal to: the weighted average of the mortgage interest rates which the Borrowers are required to pay as disclosed on the related Mortgage Notes less the servicing fee applicable to the Mortgage Loans as provided for in the related Underlying Agreements. The Purchase Price was calculated using a [*]% price spread behind the interpolated GNMA based on a 30-year GNMA [*]% with a price of [*]% and a 30-year GNMA [*]% with a price of [*]% (the “Pricing Formula”).

On the Closing Date, should the actual Net WAC vary from [*]%, the Purchase Price Percentage shall be adjusted pursuant to the Pricing Formula to calculate an adjusted Purchase Price Percentage (the “Adjusted Purchase Price Percentage”), which shall be used to calculate the Purchase Price using the same methodology as above and substituting the Adjusted Purchase Price.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

The Purchase Price shall be paid to the Seller in immediately available funds by wire transfer on the Closing Date.

4.	The Mortgage Loans:

The characteristics of the Mortgage Loans being delivered on the Closing Date shall not be materially different from the characteristics set forth below:

a.	Product Type:

The Mortgage Loans being delivered are non-conventional up to 30-year one-to-four family residential fixed rate, first lien Mortgage Loans and have such other characteristics as are set forth on Exhibit D hereto. There are no interest only Mortgage Loans.

b.	Terms of Payment:

The monthly payment due under each Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, with interest calculated and payable in arrears, and scheduled principal payments sufficient to amortize the Mortgage Loan fully by the stated maturity date over the term from commencement of amortization of not more than 30 years.

c.	Underwriting Standards:

The Mortgage Loans were underwritten in accordance with the underwriting guidelines as provided for in the Purchase Agreements. Such underwriting guidelines have been provided to Purchaser prior to due diligence of the Mortgage Loans.

d.	Location:

There are no Georgia Mortgage Loans with conforming loan balances which are not exempt under the provisions of the Georgia Fair Lending Act which were originated between October 1, 2002 and March 7, 2003. The Seller represents and warrants that any Mortgaged Properties located in the counties declared “Federal Disaster Areas” as a result of a hurricane or any other natural disasters that occur prior to the Closing Date (the “Disasters”) are free of material damage and disrepair, either directly or indirectly, as a result of the Disasters.

e.	Type of Mortgaged Property:

Any condominium unit or PUD conforms with the requirements of the Servicer servicing the Mortgage Loan relating to such condominium unit or PUD. No Mortgaged Property is manufactured housing and no Mortgage Loan is used for commercial purposes.

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

f.	FHA Insurance:

Each Mortgage Loan is accompanied by a Mortgage Insurance Certificate issued (in physical or electronic form) by HUD/FHA as evidence that a mortgage has been insured and that a contract of mortgage insurance exists between HUD/FHA and the lender, or are otherwise insured to the extent required by GNMA for mortgage loans purchased by GNMA.

g.	Delinquencies:

No Mortgage Loan will be more than 30 days delinquent as of the Closing Date.

h.	High Cost Loans:

There are no Mortgage Loans that are “high cost” Mortgage Loans as defined under the Home Ownership and Equity Protection Act of 1994 or “high cost”, “threshold”, “covered”, “predatory”, or “abusive” loans under any other applicable state, federal, or local law. There are no Section 32 Mortgage Loans.

i.	No Single Premium Credit Life / Debt Cancellation Agreements:

None of the proceeds of the Mortgage Loans were used to finance single premium credit life insurance policies. No Borrower was required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Borrower obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment, mortgage, or health insurance) in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan.

j.	Daily Simple Interest Loans:

None of the Mortgage Loans are daily simple interest loans.

k.	Arbitration:

No Mortgagor agreed to submit to mandatory arbitration to resolve any dispute arising out of or relating in any way to the Mortgage transaction.

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

l.	Compliance with Anti-money Laundering Laws:

The Seller is in compliance with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”).

m.	Compliance with Safeguarding Customer Information Requirements:

The Seller is in compliance with all applicable laws and regulations relating to safeguarding customer information.

n.	GNMA Eligibility:

Each of the Mortgage Loans is eligible for securitization with GNMA.

5.	Servicing:

The Mortgage Loans are being sold by the Seller on a servicing retained basis and shall be serviced by each Servicer at the request of the Purchaser pursuant to the terms of the Servicing Agreements or the servicing agreements that such Servicer currently has in place with the Purchaser.

6.	Bring-down of Representations and Warranties:

As of the Closing Date, the Seller shall restate the representations and warranties (as they relate to the period during which the Seller owned the related Mortgage Loans) with respect to the Mortgage Loans as set forth in the related Purchase Agreement. If the Seller shall be in breach of any such representation or warranty, it shall repurchase the Mortgage Loan or Mortgage Loans the subject of such breach in accordance with paragraph 4 of the related Assignment and Assumption Agreement. The price for such repurchase by the Seller shall be equal to the Purchase Price Percentage (or Adjusted Purchase Price Percentage, as applicable) times the aggregate outstanding principal balance at the time of repurchase of the Mortgage Loans the subject of the repurchase, plus accrued interest at the Mortgage Loan Remittance Rate thereon from the last paid installment date through the day prior to the date of repurchase, inclusive.

7.	Delivery of Mortgage Loan Documents:

At least 5 business days prior to the Closing Date, the Mortgage Loan documents, as set forth in Exhibit C, will be transferred to Wachovia Bank, National Association (the “Custodian”), subject to the terms of a Bailee Letter in a form mutually agreeable to the Seller and the Purchaser. The Purchaser is under no obligation to purchase any Mortgage Loan for which there is incomplete or missing documentation material to the enforceability of the Mortgage Loan. The Mortgage Note for each Mortgage Loan shall be endorsed in blank, and the Assignment of Mortgage will be executed in blank, unless designated otherwise by the Purchaser.

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

8.	Mortgage Loan Schedule:

At least 3 business days prior to the Closing Date, the Seller shall forward a final Mortgage Loan Schedule to the Purchaser setting forth all of the Mortgage Loans to be purchased pursuant to the terms of this Purchase Price and Terms Letter. The information to be included in the final Mortgage Loan Schedule is as set forth in Exhibit B annexed hereto.

9.	Review of Loan Files:

Prior to the Closing Date, the Purchaser may, at its sole expense, conduct a 100% due diligence and compliance review of the Mortgage Loan legal and credit files. In addition, the Purchaser is entitled, at its own expense, to obtain BPO’s or other property valuations on the Mortgaged Properties. The Purchaser reserves the right to reject any Mortgage Loan from this Purchase Transaction which does not conform to the applicable underwriting guidelines set forth in the Underlying Agreements in place at the time of origination. Purchaser shall notify the Seller of any such rejected Mortgage Loan no later than 4 business days prior to the Closing Date. Any review performed by the Purchaser prior to the Closing Date does not limit Purchaser’s rights or Seller’s obligations under this Purchaser Price and Terms Letter or the Assignment and Assumption Agreements, thereafter.

The Seller shall, on request by the Purchaser, authorize the Servicer to make available all credit files in order for the Purchaser to complete a full data verification review, which includes capturing all CRA/HMDA required data fields. The Seller shall, on request by the Purchaser, authorize the Servicer to ship overnight the credit files to the Purchaser or its designee for review. The review may be done either prior to or subsequent to the Closing Date.

10.	Closing:

The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. At the Purchaser’s option, the closing shall be either: by telephone, confirmed by letter, facsimile or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

a.	the Seller and the Purchaser shall have executed and delivered all closing documents, as specified in Section 11 of this Purchase Price and Terms Letter (the “Closing Documents”), duly executed by all signatories as required pursuant to the respective terms thereof;

b.	the Seller shall have received the Purchase Price on the Closing Date (which amount shall include accrued interest at the Mortgage Loan Remittance Rate pursuant to Section 3 of this Purchase Price and Terms Letter) by wire transfer of immediately available federal funds to the account designated by the Seller; and

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

c.	all other terms and conditions of this Purchase Price and Terms letter shall have been materially complied with (unless mutually waived by the Seller and the Purchaser).

11.	Closing Documents:

The Closing Documents shall consist of the following documents:

a.	this Purchase Price and Terms Letter, dated as of August , 2005, by and between the Seller and the Purchaser;

b.	certified true copies of the Underlying Agreements and any amendments thereto; and

c.	each Assignment and Assumption Agreement, dated as of August , 2005, by and among the Seller, the Purchaser and the related Servicer of Seller’s rights as owner under each of the Underlying Agreements in form and substance acceptable to the Purchaser.

12.	Costs:

The Seller shall pay any commission due its salesmen and the legal fees and expenses of its attorneys. The Seller shall pay the cost of preparing and recording the Assignments of Mortgage (and, if any Assignment of Mortgage is missing, the reasonable cost of securing a copy of such Assignment of Mortgage). All other costs and expenses incurred in connection with the sale of the Mortgage Loans by the Seller to the Purchaser, including without limitation the fees and expenses of the Custodian, shall be paid by the Purchaser.

13.	Confidential Information:

The parties hereto shall each keep confidential and shall not divulge to any person, without the other party’s written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is appropriate for a party hereto to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies.

14.	Notices:

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address shown on the first page hereof, or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

15.	Further Agreements:

The Seller and the Purchaser each agree to execute and deliver to the other such additional documents, instruments or agreements as may be reasonably necessary or appropriate to effectuate the purposes of this Purchase Price and Terms Letter or the Assignment and Assumption Agreements. The Purchaser shall have the right to review the Mortgage Loan legal and credit files and to make site inspections subject to reasonable notice.

16.	Intention of the Parties:

It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, the Mortgage Loans and that the Purchase Transaction does not evidence or create a debt instrument or other security of the Seller. Accordingly, each party intends to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans and will be held consistent with the classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the related Mortgage Loans.

17.	No Solicitation:

The Seller covenants and agrees that it shall take any action to solicit the refinancing of any Mortgage Loan following the date hereof or provide information to any other entity to solicit the refinancing of any Mortgage Loan; provided that, the foregoing shall not preclude such Seller, or any of its affiliates from (a) engaging in solicitations to the general public, including without limitation by mass mailing, newspaper, radio, television or other media which are not specifically directed toward the Mortgagors or (b) refinancing the Mortgage Loan of any Mortgagor who, without solicitation, contacts the Seller to request the refinancing of the related Mortgage Loan. Seller will work with the related Servicers to ensure no solicitation, however, ultimately, the no solicitation cause for the related Servicers will be governed by the underlying Agreements.

18.	Cooperation in Effecting Full Transfer:

Seller shall execute all instruments (including mortgages and assignments) required or reasonably requested by the Purchaser, to establish, transfer and evidence the ownership of the Purchaser in the purchased Mortgage Loans. The Purchaser and Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary to effectuate the purpose of this transaction. Additionally, Seller shall cooperate with the Purchaser in seeking to obtain any pertinent information from the Servicers and directing the delivery of the Mortgage Files for due diligence. This cooperation will include, but not be limited to, directing the Servicers to comply with the terms and requirements of the Underlying Agreements, specifically, as such Underlying Agreements provide for the reconstitution of the Mortgage Loans.

CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

19.	Present and Future Reconstitutions:

Bank of America, National Association is purchasing the Mortgage Loans with the understanding that none of the Mortgage Loans have been reconstituted under the terms of the Underlying Agreements. In the event there have been reconstitutions, Seller will provide Purchaser with the number of reconstitutions and the counterparties involved. Additionally, Seller may not reconstitute any of the Mortgage Loans between the date hereof and the Closing Date.

20.	Entire Agreement:

This Purchase Price and Terms Letter, together with the Bailee Letter, the Assignment and Assumption Agreements and the Underlying Agreements shall constitute the entire agreement between the parties with respect to the Purchase Transaction, and shall supersede and replace any existing agreements between the parties containing terms and conditions for the sale of the Mortgage Loans.

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CONFIDENTIAL TREATMENT REQUESTED BY

FEDERAL HOME LOAN BANK OF SEATTLE

Kindly acknowledge receipt of this confirmation by signing and returning the enclosed Purchase Price and Terms Letter to Bruce Good by August 25, 2005. Your failure to return a countersigned duplicate of this letter to us within the time indicated shall give us the right, at our sole discretion, to declare the oral agreement confirmed hereby null and void.

Very truly yours,

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Bruce W. Good
Name:	Bruce W. Good
Title:	Vice President

Accepted and Agreed:

FEDERAL HOME LOAN BANK OF SEATTLE

By:	/s/ Gregory L. Teare
Name:	Gregory L. Teare
Title:	Vice President
Date:	8/25/05

[Signature Page to Purchase Price and Terms Letter]